Exhibit 99.3 Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 12, 2020	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces CEO Succession
–Alan R. Hoskins to Retire as CEO in January 2021
–Board Elects Mark S. LaVigne as Successor

ST. LOUIS, November 12, 2020 — Energizer Holdings, Inc. (NYSE: ENR) (the “company”) today announced that Alan R. Hoskins has informed the company’s Board of Directors of his decision to retire as Chief Executive Officer, effective January 1, 2021. The Board has elected Mark S. LaVigne, President and Chief Operating Officer of Energizer, to succeed Mr. Hoskins as the company’s next CEO. Mr. Hoskins will continue to serve as a Director, upon election at the 2021 Annual Shareholders’ Meeting, and as an advisor to the company until September 30, 2021. The Board intends to nominate Mr. LaVigne to stand for election as a Director at the 2021 Annual Shareholders’ Meeting.

“Alan is an exceptional leader who has guided Energizer through an extraordinary transformation into a stand-alone public company and a global consumer products leader with a strong foundation for long-term success,” said Pat Moore, independent Chairman of the Board. “He has had a notable nearly four-decade-long career at our company, and during his time as CEO, has led the Energizer team through two strategic acquisitions and in building enduring brands, a global infrastructure and strong supplier and customer relationships. With his relentless focus on innovation, operations and people, Alan has helped develop a talented leadership team that is focused on delivering on Energizer’s strategic priorities. I’m pleased that he will remain as a Director and an advisor to the company through September to help ensure a smooth transition while he turns towards his personal philanthropic activities.”

Mr. Hoskins commented, “Like many people, over the past several months, I have had the opportunity to reflect on my life, my future and what is most important to me. After a fulfilling career at Energizer spanning nearly 40 years, including the last five as CEO, I determined in conjunction with the Board that now is the right time for Energizer to transition to new leadership. Mark’s capabilities and deep understanding of Energizer’s diverse markets, operations and colleagues make him uniquely qualified to lead Energizer into its next phase of growth. As I enter my next chapter, I look forward to spending more time with my family and pursuing philanthropic opportunities. I would like to thank all of our colleagues for their dedication and efforts in positioning Energizer as the leader in consumer products that it is today, especially through the recent challenges of the pandemic, and I am certain that Mark and the rest of the executive team will continue the company’s momentum for many years to come.”

Mr. Moore continued, “Mark’s appointment is the culmination of rigorous succession planning by the Board and we have great confidence that he will be an excellent CEO for Energizer. Mark is an outstanding executive who has helped define and execute Energizer’s strategic initiatives and has overseen the company’s integrated operating model with a focus on growing its platform and market positions in the Batteries, Lights and Auto Care categories. Through his time this past year serving as President and COO, along with his previous roles at Energizer and outside our organization, Mark brings strong leadership skills and expertise that will serve the company well into the future.”

“I am honored to take on the role of CEO and lead Energizer and its dedicated colleagues around the world,” said Mr. LaVigne. “Despite the unprecedented challenges of this year, our long-term strategies remain intact, and we are well-positioned to strengthen our leadership across categories and generate sustainable growth. We recognize we have hurdles to overcome, but I have complete confidence in our organization and am tremendously excited about Energizer’s future prospects. I thank Alan for his leadership and collaboration and look forward to working with him to ensure a seamless transition.”

Mr. Hoskins’ retirement concludes a remarkable, nearly four-decade-long career with Energizer, including serving as CEO since 2015. He has played a key role in the company’s growth and transformation, establishing Energizer as a standalone public company and defining its strategic priorities – leading with innovation, operating with excellence and driving productivity – as well as overseeing the company’s two transformational acquisitions of Spectrum Brands’ battery and portable lighting and global auto care businesses. Over the course of Mr. Hoskins’ tenure, Energizer has transformed into a leading global consumer products company and is now the global value share leader in the battery and auto care categories and the branded share leader in the portable lighting category. Mr. Hoskins’ focus on talent and culture as the key drivers of the company’s success has empowered colleagues to take control, drive significant change and deliver on commitments, as well as instilled diversity as a key value across the organization, with almost half of the Company’s critical roles now held by women and people of color. As a result of these efforts, Energizer has delivered strong financial results under Mr. Hoskins’ leadership, including five consecutive years of organic sales growth and significant Net Sales, Adjusted EBITDA and Adjusted Free Cash flow growth over the same timeframe, and is well positioned to generate long-term shareholder value for years to come.

Fourth Quarter and Fiscal Year 2020 Results

The company also announced today in a separate press release its fourth quarter and fiscal year 2020 results. The webcast is scheduled to begin at 10:00 a.m. ET and can be accessed at www.energizerholdings.com, under the “Investors” and “Events and Presentations” tabs. A replay of the webcast will be available on the company’s website.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car! ®, California Scents®, Driven®, Bahama & Co. ®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else.

Forward-Looking Statements

Certain information contained in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions difficult to predict or beyond our control. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2019 and subsequent Commission filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.